As filed with the Securities and Exchange Commission on April 4, 2005

Registration No. 333-123384

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FreightCar America, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3743	25-1837219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

Two North Riverside Plaza

Suite 1250

Chicago, Illinois 60606

(800) 458-2235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John E. Carroll, Jr. President and Chief Executive Officer FCA Acquisition Corp. Two North Riverside Plaza Suite 1250 Chicago, Illinois 60606 (800) 458-2235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Robert F. Wall, Esq. David A. Sakowitz, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601-9703 (312) 558-5600	Stephen T. Giove, Esq. Lisa L. Jacobs, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file an exhibit to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statement Schedules are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. The following expenses will be borne solely by the registrant.

Securities and Exchange Commission registration fee	$14,619
National Association of Securities Dealers, Inc. filing fee	12,000
Nasdaq National Market initial listing fee	5,000
Printing and engraving expenses	400,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	1,800,000
Transfer agent and registrar fees	5,000
Underwriting fees	6,100,000
Payments related to the termination of management services and other agreements	900,000
Miscellaneous	413,381

Total	$10,900,000

Item 14.    Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent

PART II

of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

Our certificate of incorporation, as amended, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit. In addition, our bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law and authorizes the company to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the company or another business entity against any expense, liability, or loss, regardless of whether the company would have the power to indemnify such person under the company’s bylaws or Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we have purchased director and officer liability insurance for the benefit of such persons.

Item 15.    Recent Sales of Unregistered Securities.

On December 23, 2004, we granted stock options to purchase 1,014 Units (consisting of 557,700 shares of our common stock and 1,014 shares of our Series A voting preferred stock), at an exercise price of $0.01 per Unit, to certain of our officers and directors. The grant of these stock options was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The grant of these stock options did not involve the use of any underwriter, and no commissions were paid in connection with the grant of any of the stock options.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits

See Exhibit Index at the end of this registration statement.

(b)    Financial Statement Schedules

The following financial statement schedules of the registrant are included in Part II of the Registration Statement:

Schedule I—Condensed Financial Information of Registrant

Schedule II—Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

PART II

Item 17.    Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

PART II

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), FreightCar America, Inc. has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on April 4, 2005.

FREIGHTCAR AMERICA, INC.

By:	/s/ John E. Carroll, Jr.
Name: John E. Carroll, Jr.
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John E. Carroll, Jr. and Kevin P. Bagby as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities on the dates listed below.

Signature	Title	Date

/s/ John E. Carroll, Jr. John E. Carroll, Jr.	President and Chief Executive Officer (principal executive officer) and Director	April 4, 2005

/s/ Kevin P. Bagby Kevin P. Bagby	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)	April 4, 2005

/s/ Camillo M. Santomero, III Camillo M. Santomero, III	Chairman of the Board and Director	April 4, 2005

/s/ Mark D. Dalton Mark D. Dalton	Director	April 4, 2005

/s/ Jay R. Bloom Jay R. Bloom	Director	April 4, 2005

PART II

Signature	Title	Date

/s/ James D. Cirar James D. Cirar	Director	April 4, 2005

/s/ S. Mark Ray S. Mark Ray	Director	April 4, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement by and among UBS Securities LLC, Jefferies & Company, Inc., CIBC World Markets Corp., LaSalle Debt Capital Markets, A Division of ABN AMRO Financial Services, Inc., FreightCar America, Inc. and certain stockholders of FreightCar America, Inc.

2.1**	Share Purchase Agreement, dated as of May 10, 1999, between Johnstown America Industries, Inc. and Rabbit Hill Holdings, Inc. (now known as FreightCar America, Inc.).

2.2**	Amendment No. 1 to the Share Purchase Agreement, dated as of June 3, 1999, between Johnstown America Industries, Inc. and Rabbit Hill Holdings, Inc.

3.9**	Certificate of Incorporation of FreightCar America, Inc.

3.10**	By-laws of FreightCar America, Inc.

3.11**	Certificate of Ownership and Merger of FreightCar America, Inc. into FCA Acquisition Corp.

3.12**	Form of Amended and Restated By-laws of FreightCar America, Inc.

4.1**	Shareholders’ Agreement, dated as of June 3, 1999, by and among Rabbit Hill Holdings, Inc., Hancock Mezzanine Partners, L.P., John Hancock Mutual Life Insurance Company, Caravelle Investment Fund, L.L.C., Johnstown America Industries, Inc., Camillo M. Santomero, III and the investors listed on Exhibit A attached thereto.

4.2**	Amendment No. 1 to Shareholders’ Agreement, dated as of February 15, 2001, by and among Rabbit Hill Holdings, Inc., Hancock Mezzanine Partners, L.P., John Hancock Mutual Life Insurance Company, Caravelle Investment Fund, L.L.C., Transportation Technologies Industries, Inc. (formerly Johnstown America Industries, Inc.), Camillo M. Santomero, III, Transportation Investment Partners, L.L.C. and the investors listed on Exhibit A attached thereto.

4.3**	Form of Registration Rights Agreement, by and among FreightCar America, Inc., Hancock Mezzanine Partners, L.P., John Hancock Life Insurance Company, Caravelle Investment Fund, L.L.C., Trimaran Investments II, L.L.C., Camillo M. Santomero, III, and the investors listed on Exhibit A attached thereto.

4.4**	Specimen Common Stock Certificate of FreightCar America, Inc.

5.1**	Opinion of Winston & Strawn LLP.

10.1**	Employment Agreement, dated as of December 17, 2004, between FreightCar America, Inc. and John E. Carroll, Jr.

10.1.1**	Amendment to Employment Agreement, dated as of March 11, 2005, between FreightCar America, Inc. and John E. Carroll, Jr.

10.2**	Employment Agreement, dated as of November 22, 2004, between JAC Holdings International, Inc. and Kevin P. Bagby.

10.3**	Amendment to Employment Agreement, dated as of December 21, 2004, between FreightCar America, Inc. and Kevin P. Bagby.

10.4**	Employment Agreement, dated as of December 20, 2004, between FreightCar America, Inc. and Edward J. Whalen.

10.5**	Employment Agreement, dated as of December 20, 2004, between FreightCar America, Inc. and Glen T. Karan.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.6**	Form of 2005 Long-Term Incentive Plan and Form of Option Agreement.

10.7**	Deferred Financing Fee Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc. and Caravelle Investment Fund, L.L.C.

10.7.1**	Amendment to Deferred Financing Fee Agreement, dated as of March 7, 2005, between FreightCar America, Inc. and Caravelle Investment Fund, L.L.C.

10.8**	Management Services Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc. and Hancock Mezzanine Partners, L.P.

10.8.1**	Amendment to Management Services Agreement, dated as of March 7, 2005, between FreightCar America, Inc. and Hancock Mezzanine Partners, L.P.

10.9**	Management Services Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc. and John Hancock Mutual Life Insurance Company.

10.9.1**	Amendment to Management Services Agreement, dated as of March 7, 2005, between FreightCar America, Inc. and John Hancock Life Insurance Company.

10.10**	Consulting Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc., Johnstown America Corporation, Freight Car Services, Inc., JAIX Leasing Company and JAC Patent Company and James D. Cirar.

10.10.1**	Amendment to Consulting Agreement, dated March 7, 2005, between FreightCar America, Inc. and James D. Cirar.

10.11**	Management Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc., JAC Intermedco, Inc., JAC Operations, Inc., Johnstown America Corporation, Freight Car Services, Inc., JAIX Leasing Company and JAC Patent Company and Camillo M. Santomero, III.

10.11.1**	Amendment to Management Agreement, dated as of March 7, 2005, among FreightCar America, Inc., JAC Intermedco, Inc., JAC Operations, Inc., Johnstown America Corporation, Freight Car Services, Inc., JAIX Leasing Company and JAC Patent Company and Camillo M. Santomero, III.

10.12**	Management Services Agreement, dated as of June 3, 1999, among Rabbit Hill Holdings, Inc., JAC Intermedco, Inc., JAC Operations, Inc., Johnstown America Corporation, Freight Car Services, Inc., JAIX Leasing Company and JAC Patent Company.

10.12.1**	Amendment to Management Agreement, dated as of March 7, 2005, among FreightCar America, Inc., JAC Intermedco, Inc., JAC Operations, Inc., Johnstown America Corporation, Freight Car Services, Inc., JAIX Leasing Company and JAC Patent Company.

10.13**	Purchase Agreement, dated as of June 3, 1999, between Rabbit Hill Holdings, Inc. and Caravelle Investment Fund, L.L.C., Hancock Mezzanine Partners, L.P. and John Hancock Mutual Life Insurance Company for the purchase of $25,000,000 aggregate principal amount of 15% Senior Notes due 2006, 5,000 shares of Series A voting preferred stock and 5,000 shares of Class A common stock.

10.14**	Form of 15% Senior Note due 2006.

10.15**	Waiver and Amendment No. 1 to Purchase Agreement, dated as of September 11, 2003, by and among JAC Holdings International, Inc., Caravelle Investment Fund, L.L.C., Hancock Mezzanine Partners, L.P. and John Hancock Mutual Life Insurance Company.

10.16**	Form of 15% Senior Note due 2008.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.17**	Purchase Agreement, dated as of February 20, 2001, by and among Transportation Technologies Industries, Inc. and Transportation Investment Partners, L.L.C., Caravelle Investment Fund, L.L.C., Camillo M. Santomero, III and the Purchasers listed on Schedule A thereto.

10.18**	Credit Agreement, dated as of September 11, 2003, among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc. and JAIX Leasing Company and LaSalle Bank National Association.

10.19**	Credit Agreement, dated as of October 17, 2003, among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company, JAC Holdings International, Inc., JAC Intermedco, Inc. and JAC Patent Company and General Electric Capital Corporation.

10.20**	Purchase Agreement, dated as of November 19, 2003, by and among Caravelle Investment Fund, L.L.C. and GoldenTree High Yield Master Fund, Ltd., II, LLC, GoldenTree High Yield Opportunities I, LP GoldenTree High Yield Opportunities II, L.P., GoldenTree High Yield Value Master Fund, L.P., Safety National Casualty Corporation and Delphi Financial Group.

10.21**	Waiver and First Amendment to LaSalle Credit Agreement, First Amendment to Subordination Agreement, and Reaffirmation of Guaranties and Subordination Agreement, dated as of December 17, 2004, by and among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company, JAC Holdings International, Inc., JAC Intermedco, Inc., JAC Patent Company, LaSalle Bank National Association and those individuals and entities identified on Schedule A thereto.

10.22**	Waiver and Amendment to Purchase Agreement, dated as of December 17, 2004, by and among JAC Holdings International, Inc. and the Purchasers identified on Schedule A thereto.

10.23**	Letter of Waiver, dated as of December 21, 2004, by General Electric Capital Corporation under the Credit Agreement, dated as of October 17, 2003, among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company, JAC Holdings International, Inc., JAC Intermedco, Inc. and JAC Patent Company and General Electric Capital Corporation.

10.24**	Letter of Waiver, dated December 29, 2004, by LaSalle Bank National Association.

10.25**	Letter of Waiver, dated December 29, 2004, by the Purchasers named therein.

10.26**	Letter of Waiver, dated December 29, 2004, by General Electric Capital Corporation.

10.27**†	Lease Agreement, dated as of December 20, 2004, by and between Norfolk Southern Railway Company and Johnstown America Corporation.

10.28**	Commitment letter and term sheet from LaSalle Bank National Association regarding $50.0 million senior secured revolving credit facility.

10.29**	Management Incentive Plan of Johnstown America Corporation.

10.30**	Form of Nomination Agreement between FreightCar America, Inc. and each of Caravelle Investment Fund, L.L.C., Trimaran Investments II, L.L.C. and Camillo M. Santomero, III.

21.1**	Subsidiaries of FreightCar America, Inc.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

23.1**	Consent of Independent Registered Public Accounting Firm.

23.2**	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of FreightCar America, Inc.).

99.1**	Consent of Robert N. Tidball.

99.2**	Consent of S. Carl Soderstrom, Jr.

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of the agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.